Landry’s Acquires T-Rex Cafe From Schussler Creative, Including Two Disney Restaurant Sites

Monday February 27, 7:00 am ET

HOUSTON, Feb. 27 /PRNewswire-FirstCall/ — Landry’s Restaurants, Inc. (NYSE: LNY - News), one of the nation’s largest casual dining, entertainment and hospitality companies, announced that it has acquired 80% of the restaurant concept T-Rex: A Prehistoric Family Adventure, A Place to Eat, Shop, Explore and Discover® from Schussler Creative, Inc. for approximately $7.6 million, including reimbursements for research and development costs, accounts payable, construction draws and pre-opening expenses. In addition, under the agreement, based on the ultimate success of the venture (combined profits of all stores exceeding $20 million), Landry’s can acquire Schussler Creative’s 20% interest for an amount up to an additional $35 million.

T-Rex is a unique concept that features dining and retail in an interactive prehistoric environment. The concept is built around water, fire and ice — guests visiting T-Rex will be greeted with life size animatronic dinosaurs that live among cascading waterfalls, bubbling geysers, a fossil dig site and much more. Locations are planned domestically and internationally, the first of which is slated to open this spring in The Legends mall in Kansas City, Kansas; with another opening in Downtown Disney® (near Orlando) in early 2008.

In addition to the T-Rex concept, Landry’s has acquired the majority interest in Schussler Creative’s new Asian themed eatery (which is expected to open by summer 2007) inside Disney’s Animal Kingdom® Theme Park. This Asian-themed restaurant with retail is reminiscent of the western Himalayan foothills in India and Nepal, featuring a rural village called Anandapur in a jungle with a tiny town-like mass at its center. Asia will offer full service table dining, as well as quick service food. This Asian-Fusion concept will feature Asian decor, complete with Asian antiques, as well as a retail component that will offer Asian goods ranging from Sushi plates to chopsticks and fine teapots.

“One of the major factors that drew us to this transaction was the chance to expand our operations with Disney,” said Landry’s President, Chairman and CEO Tilman J. Fertitta. “Our existing three Rainforest Cafes located at Downtown-Disney®, Disney’s Animal Kingdom® Theme Park and Disneyland Resort in California generate approximately $80.0 million in revenue. We feel that the T-Rex and Asian theme concepts are a perfect fit with Disney’s unmatched entertainment offerings.”

Schussler Creative Chairman Steve Schussler was the founder and creator of the popular Rainforest Cafe restaurant concept, which Landry’s purchased in 2000, and has since grown to be one of Landry’s most successful concepts. “Landry’s is the perfect strategic partner to turn our dream into an ongoing reality,” said Steve Schussler. “Landry’s has done an excellent job of maintaining the Rainforest Cafe brand as the premier themed eatery in the world. T-Rex uses elements familiar to Rainforest Cafe fans such as animatronics and special effects to create a whole new type of dining experience that takes visitors back in time in an educational and entertaining way,” added Schussler.

About Landry’s Restaurants, Inc.

Landry’s Restaurants, Inc., is one of the nation’s largest and fastest growing casual-dining and entertainment companies. Publicly traded on the New York Stock Exchange, Landry’s owns and operates more than 300 properties, including Landry’s Seafood House, Joe’s Crab Shack, The Crab House, Rainforest Cafe, Charley’s Crab, Willie G’s Seafood & Steak House, The Chart House and Saltgrass Steak House. Landry’s also owns several icon developments, including Downtown Aquarium complexes in Houston and Denver, Kemah Boardwalk, a magnificent 40-acre, family-oriented themed entertainment destination and the Golden Nugget hotel-casino properties in Las Vegas and Laughlin, Nevada. The Company employs over 30,000 workers in 36 states.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by safe harbors created thereby. Stockholders are cautioned that all forward- looking statements are based largely on the Company’s expectations and involve risks and uncertainties, some of which cannot be predicted or are beyond the Company’s control. A statement containing a projection of revenues, income, earnings per share, same store sales, capital expenditures, or future economic performance are just a few examples of forward-looking statements. Some factors that could realistically cause results to differ materially from those projected in the forward-looking statements include ineffective marketing or promotions, competition, weather, store management turnover, a weak economy, negative same store sales, the Company’s inability or failure to continue its expansion strategy. The Company may not update or revise any forward-looking statements made in this press release.

CONTACT:	TILMAN J. FERTITTA Chairman, President & CEO (713) 850-1010 www.landrysrestaurants.com	RICK LIEM Sr. Vice President & CFO (713)850-1010 www.landrysrestaurants.com